EXHIBIT 10.1

EXECUTION COPY

FOURTH AMENDMENT TO
LIMITED PARTNERSHIP AGREEMENT OF
PARKWAY PROPERTIES OFFICE FUND II, L.P.
THIS FOURTH AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT OF PARKWAY PROPERTIES OFFICE FUND II, L.P. (the “Partnership”), a Delaware limited partnership (“Amendment”) is made as of April 10, 2014 by and among, PPOF II, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (the “General Partner”), Parkway Properties LP, a Delaware limited partnership (“PPLP”), and Teacher Retirement System of Texas, a public pension fund and public entity of the State of Texas (“TRST” and together with PPLP, the “Limited Partners”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners”.

WHEREAS, the Partners executed that certain Limited Partnership Agreement of Parkway Properties Office Fund II, L.P., dated as of May 14, 2008, as amended by that certain First Amendment dated April 10, 2011, that certain Second Amendment dated August 8, 2012, and that certain Third Amendment dated August 8, 2013 (collectively, the “Partnership Agreement”).

WHEREAS, pursuant to the Second Amendment to the Partnership Agreement, the Partnership acquired through an Investment Vehicle an indirect interest in certain unimproved real property located at 40 Rio Salado Parkway within the Hayden Ferry development in City of Tempe, Maricopa County, Arizona (“B3 Parcel”), pursuant to the terms of that certain Purchase and Sale Agreement, dated as of June 27, 2012, as amended (“B3 Parcel Acquisition”). The B3 Parcel is owned by PKY Fund II Phoenix III, LLC (“B3 Owner”), which is currently a wholly owned subsidiary of the Partnership.

WHEREAS, the Parties desire to authorize the General Partner to cause the B3 Parcel to be developed pursuant to and consistent with the terms of this Amendment (the “Development”) (The B3 Parcel Acquisition and the Development shall be referred to herein collectively as the “B3 Parcel Investment”).

WHEREAS, the Partnership intends to finance the B3 Parcel Investment through utilization of existing available cash and from future Net Distributable Cash generated by the Partnership and its subsidiaries and from construction and permanent financing as authorized and contemplated herein and by the Partnership Agreement.

WHEREAS, following the consummation of the B3 Parcel Acquisition, the Partners have determined to undertake the Development so that the Partnership will own a 42.858% direct interest in the B3 Owner and PPLP or its affiliate will own a 57.142% direct interest in the B3 Owner which will result in TRST owning a 30% indirect interest and PPLP owning a 70% indirect interest in the B3 Parcel Investment subject to the provisions of Section 6.1(b) of the Partnership Agreement relating to adjusting the percentages for Distributions after each Partner has received the Preferred Return and any unreturned Contribution Account Balance associated with the B3 Parcel Investment.

WHEREAS, the terms of the Development are not consistent with the investment guidelines stated in the Partnership Agreement, and the Partners desire to amend the Partnership Agreement in connection with the authorization and approval of the Development.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Capitalized Terms. All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Partnership Agreement. The following capitalized terms shall have the following meanings:

“Completion” (i) All construction/completion related requirements of any Indebtedness incurred in connection with the Development have been satisfied and (ii) B3 Owner has received the Completion Evidence.

“Completion Evidence” Collectively (i) permanent certificates of occupancy or temporary certificates of occupancy or other comparable approval issued by the relevant governmental authority allowing the leasing of office space at the Development to occur, (ii) a written report from B3 Owner’s engineering consultants, providing that the Development has been completed substantially in accordance with the Construction Plans, that all utility connections for the Development have been completed and the Development is otherwise fully operational and fully ready for occupancy and use, and (iii) a written report from B3 Owner’s construction consultant, providing that the Development has been completed substantially in accordance with the Construction Plans.

“Leasing Hurdle” General Partner or its designee securing binding commitments on arms length, market based terms from third party tenants of a similar quality and caliber as tenants in the existing Hayden Ferry properties representing at least one full floor or 10% of the rentable square feet of the Development. For the purpose of this definition, the total amount of rentable square feet of the Development shall be 262,000.

2.Transfer to PPLP. The General Partner is hereby authorized to transfer a 57.142% direct membership interest in the B3 Owner to PPLP or an affiliate of PPLP in consideration of paying 57.142% of the initial gross purchase price associated with the Partnership’s acquisition of the B3 Parcel. The Partners acknowledge and agree that the gross purchase price associated with the B3 Parcel includes the Partnership’s acquisition of the B3 Parcel of $4,023,872.70 and previously incurred reimbursable costs associated with the Development of $884,649.03.

3.Investment. The defined term “Investment”, “Investment Period” and “Investment Guidelines” shall be expanded solely for the purpose of authorizing the B3 Parcel Investment, including the Development.

4.Capital Commitment. In connection with recent dispositions of investments by the Partnership and corresponding distributions to the Partners resulting in a return of capital and profit, the Partners elect to reinvest a portion of the returned capital for the sole purpose of the B3 Parcel Investment. Accordingly, the Partners have agreed to increase the Capital Commitment by a total of Thirty Million Six Hundred Eighty-Six Thousand Three Hundred Twenty-Eight Dollars ($30,686,328.00) to be funded seventy percent (70%) by TRST and thirty percent (30%) by Parkway. This increase in the Committed Capital represents 42.858% of the projected costs of the B3 Parcel Development and is being provided specifically for the B3 Parcel Development. Parkway will separately fund 57.142% of the projected costs of the B3 Parcel Development. The projected development cost is currently $71,600,000.00. The ultimate funding of the B3 Parcel Development by TRST and Parkway will reflect the 30/70 beneficial ownership structure of the B3 Parcel Investment by TRST and Parkway.

5.B3 Parcel Development. Notwithstanding anything contained in the Partnership Agreement to the contrary, the Partners hereby consent to and authorize the B3 Parcel Investment. The management, operation and control of the B3 Parcel Investment, including, by means of example and not limitation, the responsibility for acquiring, developing, operating, financing and managing the B3 Parcel Investment, shall be vested exclusively in the General Partner, subject to the terms and provisions of this Amendment and the Partnership Agreement. The General Partner shall have authority to undertake the Development in such a manner as General Partner may determine; provided, however, the General Partner shall comply with the following guidelines and restrictions relating to the B3 Parcel Investment:

(a)
Prior to satisfying the Leasing Execution Hurdle and regardless of the status of approval of the Project Budget (as each are defined below), the General Partner may utilize up to $3,500,000 of the Net Distributable Cash of the Partnership in order to fund Development related costs and expenses, including, without limitation, Development related costs or expenses incurred by the General Partner prior to the date hereof. The dollar limitation in the prior sentence may be increased with the unanimous consent of all Partners. After satisfying the Lease Execution Hurdle, the General Partner shall have authority to retain all Net Distributable Cash for the purposes of funding the costs and expenses associated with the B3 Parcel Investment. In the event that Net Distributable Cash is not available as needed then the General Partner shall request that each Limited Partner, or its affiliates (as the direct and indirect owners of B3 Owner) fund their respective beneficial ownership percentage (30% TRST and 70% Parkway) of such shortfall as additional capital contributions to the Partnership or B3 Owner, as applicable; provided, however, the Limited Partners and the members of B3 Owner shall have no obligation to fund such shortfall other than the Capital Commitment referenced in Section 4 above. If PPLP or TRST elects to not fund its proportionate share, PPLP or TRST, as applicable, as a limited partner of the Partnership shall have the right to fund the amount needed by the Partnership for the Development in the form of a loan up to the amount of total project costs set forth in subsection 5(e) below, which shall accrue interest at five percent (5%) until sufficient Net Distributable Cash becomes available to repay the TRST or PPLP loan attributable to the Partnership’s membership interest in the B3 Owner and repayment of any such Limited Partner loan shall take priority over other distributions of Net Distributable Cash to the Limited Partners.

(b)
The continuation and completion of the Development is contingent on General Partner or its designee securing non-binding letters of intent on arms length, market based terms from third party tenants of a similar quality and caliber as tenants in the existing Hayden Ferry properties representing the lesser of one full floor or 10% of the rentable square feet of the Development, based on an approximate projected rentable square feet of 262,000 for the Development (“Pre-Leasing Hurdle”). The Pre-Leasing Hurdle must be satisfied by March 31, 2014. In the event that the Pre-Leasing Hurdle is not satisfied by March 31, 2014, neither Limited Partner shall have any obligation to fund the Capital Commitment until the Pre-Leasing Hurdle is satisfied; provided, however, either Limited Partner shall have the right to fund its share or the entire amount needed by the Partnership for the Development in the form of a loan up to the amount of total project costs set forth in subsection 5(e) below, which shall accrue interest at five percent (5%) until repaid. Once the Pre-Leasing Hurdle is satisfied, the General Partner may make a call for funding of the Capital Commitment as set forth in Section 4 above and shall have the right to use such funding to repay the Limited Partner loan referenced in the preceding sentence.

(c)
The General Partner shall use commercially reasonable efforts to have executed leases in place with respect to the tenants representing the Leasing Hurdle (“Leasing Execution Hurdle”). The Leasing Execution Hurdle must be satisfied by May 31, 2014. In the event that the Leasing Execution Hurdle is not satisfied by May 31, 2014, neither Limited Partner shall have any obligation to fund the Capital Commitment until the Leasing Execution Hurdle is satisfied; provided, however, either Limited Partner shall have the right to fund its share or the entire amount needed by the Partnership for the Development in the form of a loan up to the amount of total project costs set forth in subsection 5(e) below, which shall accrue interest at five percent (5%) until repaid. Once the Leasing Execution Hurdle is satisfied, the General Partner may make a call for funding of the Capital Commitment as set forth in Section 4 above and shall have the right to use such funding to repay the Limited Partner loan referenced in the preceding sentence.

(d)
The Partnership may not incur Indebtedness relating to the B3 Parcel until the satisfaction of the Leasing Execution Hurdle. The aggregate amount of outstanding Indebtedness relating to the B3 Parcel Investment, including the construction and permanent financing of the Development, may not exceed 60% of the fair market value of such Investment, as determined by the General Partner as of the date of incurrence of such Indebtedness in accordance with Section 4.3 of the Partnership Agreement.

Subject to the Partnership Agreement’s limitations regarding the amount of Indebtedness, the General Partner shall have the right to provide a Partnership guaranty, including a full recourse completion and stabilization guaranty, or other credit enhancement during the construction and stabilization phase of the Development on terms approved by the General Partner and to cross collateralize and cross default the construction/permanent loan with the existing credit facilities securing the assets of PKY Fund II Phoenix I, LLC, PKY Fund II Phoenix II, LLC, PKY Fund II Phoenix IV, LLC and PKY Fund II Phoenix V, LLC. The General Partner shall use commercially reasonable efforts to limit the scope, nature and duration of any such Partnership guaranty or credit enhancement and to have the construction loan in place by May 31, 2014. General Partner will give the Limited Partners written notice of any change in the terms of the proposed construction/permanent loan from the terms referenced in the Wells Fargo Summary of Key Terms and Conditions dated March 24, 2014.

(e)	Total project costs associated with the B3 Parcel Investment shall not exceed Seventy Five Million Dollars ($75,000,000) without the written consent of the Partners.

6.Development and Construction Activities.

(a)
The Partners intend for the Partnership, directly or indirectly through B3 Owner, to engage in (i) development and construction activities relating to the Development, and (ii) marketing activities for the leasing of office space, including (1) the development and implementation of a leasing plan, (2) retention of an experienced and reputable leasing company to market the leasing of office space, and (3) preparation and distribution to the Partners of leasing reports showing the lease status of all office space pursuant to the terms of the Partnership Agreement. Subject to the limitations on the General Partner’s authority set forth in the Partnership Agreement and this Amendment, the General Partner will be primarily responsible for (and is authorized to take and engage in) all construction actions and activities reasonably necessary to effectuate the construction of the Development in accordance with the provisions of this Section 6 set forth below. Without limiting any of the foregoing, the General Partner has caused or will cause B3 Owner to retain architects to prepare full and comprehensive plans and specifications for the Development. Such plans and specifications have been separately provided to and agreed upon by the Limited Partners.

Such approved final and detailed construction plans and specifications will be referred to in this Agreement as the “Construction Plans.” In addition to the foregoing, and subject to the limitation on the General Partner’s authority set forth elsewhere in the Partnership Agreement and this Amendment, the General Partner shall be responsible for (i) negotiating the terms of all contracts (including a guaranteed maximum price construction contract which requires payment and performance bonds, and the architect’s and engineer’s contracts) as are necessary and appropriate in connection with the Development and (ii) disclosing to the Limited Partners all material third-party contracts entered into in connection with the Development. For the purpose of the prior sentence, “material” shall mean (I) all contracts, agreements or other arrangements between or among the General Partner, Parkway, or either of their Affiliates, or (II) all contracts with a contractual value equal to $400,000 or more.

(b)
The fees, costs, expenses, and other amounts incurred by the Partnership or B3 Owner in connection with the Development (including costs and expenses incurred in connection with preparing the Project Budget, construction drawings, and plans and specifications for the Development), due diligence costs, legal fees and other transactional costs incurred in connection with the Partnership Agreement or this Amendment, and/or the transactions contemplated herein, development fees and costs, credit enhancement fees and costs, and hard and soft development and construction costs, and the marketing or leasing activities relating to the Development through the date of Completion (including costs and expenses incurred through Completion in connection with advertising, leasing brochures and other marketing materials, renting and furnishing a sales office, hiring of marketing personnel, and the like) from and after the date of the B3 Parcel Acquisition through Completion will be referred to herein collectively as “Project Costs.” Prior to the satisfaction of the Pre-Leasing Hurdle, B3 Owner shall deliver to the Partners a proposed budget for the Project Costs to be incurred in connection with the Development, the form of which budget has been separately approved by the Limited Partners (the “Project Budget”). The unanimous approval of the Project Budget by the Partners is required to adopt the Project Budget. Within twenty (20) Business Days of receipt of the Project Budget, the Partners shall either reject or approve the Proposed Budget. Any rejection of the Proposed Budget shall include reasonable details regarding the basis for such rejection. The rejecting Partner shall have ten (10) Business Days to either approve or reject any subsequent revision to the Proposed Budget. Failure to respond within the stated time periods will be deemed an approval of the Proposed Budget. All Project Costs described and provided for in the Project Budget, and falling within any category set forth on the Project Budget, up to (but not to exceed) the amounts set forth in the Project Budget (as such amounts may be increased or decreased from time to time pursuant to Section 6(c) shall be referred to in this Agreement as the “Approved Project Costs.”

(c)
The General Partner may, by written notice to the other Partners, propose modifications to the Project Budget from time to time; provided, however, that (i) a line item in the Project Budget shall be automatically modified (increased) and shall be deemed approved to the extent (x) any portion of the contingency set forth in the Project Budget is used to pay costs in such line item, with a corresponding automatic modification (decrease) in the contingency line item in the Project Budget, or (y) any demonstrable Project Cost savings in any other line item are used to pay increased costs in the subject line item, with a corresponding automatic modification (decrease) in such other line item in the Project Budget, and (ii) a line item in the Project Budget shall be automatically modified (increased/decreased) to the extent such increase/decrease in a line item relates directly to a modification of the Construction Plans approved pursuant to this Amendment. Except as provided in the preceding sentence, a proposed modification to the Project Budget shall be approved with the unanimous consent of all Partners. Within ten (10) Business Days of receipt of a proposed modification to the Project Budget, the Partners shall either reject or approve the proposed modification to the Proposed Budget. Any rejection of the Proposed Budget shall include reasonable details regarding the basis for such rejection. The rejecting Partner shall have ten (10) Business Days to either approve or reject any subsequent revision to the Proposed Budget. Failure to respond within the stated time periods will be deemed an approval of the Proposed Budget. From and after the date of the B3 Parcel Acquisition, the General Partner shall, subject to the limitations on the General Partner’s authority set forth in the Partnership Agreement and this Amendment, cause B3 Owner to take all actions reasonably necessary to effectuate the construction, marketing and other activities set forth in this Section 6 in connection with the Development. All Approved Project Costs incurred in connection with such construction and marketing activities shall be paid directly by B3 Owner (from Net Distributable Cash of the Partnership and proceeds of Indebtedness incurred in connection with the Development pursuant to this Amendment).

(d)	The General Partner shall not act, or cause the Partnership or B3 Owner, to act in a manner inconsistent with the Construction Plans or Project Budget without the unanimous consent of the Partners.

7.	Post-Completion Operating Budget.

(a)
For each calendar year (or any partial calendar year) during the term of the Partnership following Completion until the Leasing Hurdle is satisfied, the General Partner shall prepare and submit to the Partners a proposed annual budget, operating plan, leasing plan, marketing program and capital budget (collectively, the “Proposed Annual Plan”) for the Development, with such Proposed Annual Plan to be submitted to the Partners on or before October 1st of each calendar year; provided, however, that, the initial Proposed Annual Plan shall be for the partial calendar year commencing upon the projected initial occupancy of the Development, and the Proposed Annual Plan for such period shall be submitted to the Partners sixty (60) days in advance of such projected initial occupancy date. Each proposed operating budget included in a Proposed Annual Plan shall include projections, in reasonable detail, of B3 Owner’s cash receipts and required cash expenditures for the period covered thereby and may provide for Indebtedness pursuant to the terms of the Partnership Agreement and this

Amendment, the addition to, or reduction in, any reserves maintained by the Partnership or B3 Owner and/or proposed changes in the leasing plan.

(b)
Within a reasonable time period after receiving the Proposed Annual Plan for each applicable period, each Partner shall review the Proposed Annual Plan and shall furnish a written response to the General Partner (i) identifying all elements of the Proposed Annual Plan which said Partner approves, (ii) identifying any elements of the Proposed Annual Plan which said Partner disapproves, including an explanation of the reasons for such disapproval, and (iii) proposing specific alternatives to the elements that are disapproved. The Partners shall cooperate in good faith in an effort to resolve any disagreements regarding a Proposed Annual Plan prior to the commencement of the calendar year to which it relates. A Proposed Annual Plan unanimously approved by the Partners in writing shall hereinafter be referred to as an “Approved Annual Plan.” In the event that the Partners fail to approve a Proposed Annual Plan prior to the commencement of the calendar year to which it relates, the General Partner shall be authorized to operate the Partnership and B3 Owner in accordance with the last Approved Annual Plan, provided that the annual budget shall be automatically adjusted to reflect non-discretionary expenditures beyond the control of the General Partner, such as utilities, property taxes, interest expense, and expenditures which the Partnership or B3 Owner is legally obligated to make.

(c)	The General Partner shall not act, or cause the Partnership or B3 Owner, to act in a manner inconsistent with the then current Approved Annual Plan without the unanimous consent of the Partners.

8.Distributions. For purposes of distributions of Net Distributable Cash pursuant to Section 6.1(b) of the Partnership Agreement relating to the B3 Parcel Investment, the Preferred Rate shall be a cumulative rate of return calculated in the same manner as interest, compounded annually, at an annual rate of twelve percent (12%). The Partners acknowledge and agree that after giving effect to the provisions of Section 6.1(b) of the Partnership Agreement relating to adjusting the percentages for Distributions after each Partner has received the Preferred Return and any unreturned Contribution Account Balance associated with the B3 Parcel Investment, TRST will be entitled to 24% (56% of 42.858%) and PPLP (including PPLP’s interest in the Partnership (44% of 42.858%) and PPLP’s 57.142% direct ownership in B3 Owner) will be entitled to 76% of the Distributions associated with in the B3 Parcel Investment.

9.Reporting. The General Partner shall provide the Limited Partners with periodic reports including status of leasing activities, construction budgets and related construction and financing updates with respect to the Development as reasonably requested by TRST.

10.Conflict of Interest. Each Limited Partner acknowledges that the 30/70 beneficial ownership structure of the B3 Parcel Investment is different from the other Investments within the Partnership and is specifically different from the other Partnership Investments within Hayden Ferry. While the General Partner intends to avoid situations involving conflicts of interest, there may be situations in which the interests of the Partnership, in an Investment or otherwise, may conflict with the interests of the General Partner, the Limited Partners or their Affiliates in the B3 Parcel Investment. Each Limited Partner agrees to and hereby waives any potential conflicts relating to the 30/70 beneficial ownership interest of the Limited Partners in the B3 Parcel Investment. This waiver shall not alter the fiduciary obligations of the General Partner as set forth in Section 14.4 of the Partnership Agreement.

11.Exclusion of Section 14.3. The provisions of Section 14.3 of the Partnership Agreement relating to the development of property shall not apply to the B3 Parcel Investment.

12.No Other Amendments. In all other respects the Partnership Agreement shall remain in full force and effect as executed by the Partners. Except as expressly stated in this Amendment, all other terms and provisions of the Partnership Agreement shall apply to the B3 Parcel Investment. In the event of a conflict in the terms and provisions of this Amendment and the Partnership Agreement, the terms and provisions of this Amendment shall govern.

13.Facsimile/PDF Signatures. In order to expedite the execution of this Amendment, telecopied or PDF signatures may be used in place of original signatures on this Amendment. Partners intend to be bound by the signatures on the telecopied or PDF document, are aware that the other party will rely on such signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

14.Counterparts. This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

Signatures to follow on next page

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GENERAL PARTNER:	PPOF II, LLC, a Delaware limited liability company By: /s/ M. Jayson Lipsey Executive Vice President and Chief Operating Officer By:/s/ Jeremy R. Dorsett Executive Vice President and General Counsel
PARKWAY:
PARKWAY PROPERTIES LP, a Delaware limited partnership

By: Parkway Properties General Partners, Inc., a Delaware corporation, its sole general partner

By: /s/ M. Jayson Lipsey
      Executive Vice President and
      Chief Operating Officer

By:/s/ Jeremy R. Dorsett
      Executive Vice President and
      General Counsel

TRST:	TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas By: /s/ Eric L. Lang Eric L. Lang Managing Director

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